ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of August 4, 2006 by and among Novatrix Biomedical, Inc., a California corporation (the “Purchaser”); Integrated Surgical Systems, Inc., a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement are defined on Exhibit A (“Certain Definitions”).

RECITALS

The Seller wishes to provide for the sale of substantially all of the Assets of the Seller to the Purchaser on the terms set forth in this Agreement.

The parties to this Agreement, intending to be legally bound, agree as follows:

AGREEMENT

SECTION 1. SALE OF ASSETS; RELATED TRANSACTIONS.

1.1. Sale of Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include: all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Seller during the Pre-Closing Period. Without limiting the generality of the foregoing, the Assets shall include:

(a) all accounts receivable, notes receivable and other receivables of the Seller (including all accounts receivable identified in Part 2.8 of the Disclosure Schedule and all accounts receivable of the Seller that have arisen since August 4, 2006;

(b) all inventories and work-in-progress of the Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to services performed on behalf of the Seller on or prior to the Closing Date;

(c) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible Assets of the Seller (including the tangible Assets identified in Part 2.10 of the Disclosure Schedule);

(d) all advertising and promotional materials possessed by the Seller;

(e) all Proprietary Assets and goodwill of the Seller (including the right to use the names “ROBODOC” and “ORTHODOC” and variations thereof, and the Proprietary Assets identified in Part 2.12 of the Disclosure Schedule);

(f) all rights of the Seller under the Seller Contracts (including the Seller Contracts identified in Part 2.13 of the Disclosure Schedule);

(g) all Governmental Authorizations held by the Seller (including the Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule);

(h) all claims (including claims for past infringement of Proprietary Assets) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, tights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable).

1.2. Purchase Price.

(a) As consideration for the sale of the Assets to the Purchaser:

(i) at the Closing, the Purchaser shall pay to the Seller, in cash, an amount equal to $2,000,000;

(ii) Purchaser shall pay to Seller an additional $2,000,000 by wire transfer of immediately available funds to an account or accounts designated by Seller upon the earlier to occur of (i) completion of the milestone set forth in Schedule 1.2(a)(ii) or (ii) March 1, 2008.

(iii) Purchaser agrees to continue to fund an additional three million three hundred thousand dollars ($3,300,000) as working capital in Purchaser’s business for the development of the Products, unless Seller otherwise agrees in writing.

1.3. Sales Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

1.4. Closing.

(a) The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place at the offices of Soden & Steinberger, LLP, 550 West C Street, Suite 1710, at 10:00 a.m. on the date which is five (5) business days following the satisfaction of all of the conditions set forth in Sections 6 and 7 hereof, or at such other time or place as may be agreed to by the parties. For purposes of this Agreement, “Scheduled Closing Time” shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.4(a); and “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b) At the Closing:

(i) the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

(ii) the Purchaser shall pay to the Seller two million dollars ($2,000,000) in cash by wire transfer of immediately available funds to an account or accounts designated by Seller;

(iii) the Seller shall execute and deliver to the Purchaser a certificate (the “Closing Certificate”) setting forth the representations and warranties of the Seller that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Seller in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller is required to have complied with and performed in all respects, and (D) except as expressly set forth in the Closing Certificate, each of the Conditions set forth in Section 6.4 and 6.5 has been satisfied in all respects.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Purchaser, as follows:

2.1. Due Organization; No Subsidiaries; Etc.

(a) Seller is a corporation duly organized, under the laws of the State of Delaware and has all necessary corporate power and authority:

(i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

(ii) to own and use its Assets in the manner in which its Assets are currently owned and used and in the manner in which its Assets are proposed to be owned and used; and

(iii) to perform its obligations under all Seller Contracts.

(b) Seller is not, and none of the Seller has ever been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

(c) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of Seller’s board of directors, (ii) the names of the members of each committee of Seller’s board of directors, and (iii) the names and titles of Seller’s officers.

(d) Seller has no subsidiaries, and Seller has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity other than the Prior Subsidiary. The Prior Subsidiary was validly dissolved on December 23, 2003, in full compliance with all applicable Legal Requirements. Except as set forth in Part 2.1 of the Disclosure Schedule, the Prior Subsidiary conducted no business and had no Liabilities prior to their dissolution. Seller has delivered to the Purchaser accurate and complete copies of the certificates of dissolution and all other documents relating to the dissolution of the Prior Subsidiary.

2.2. Reserved.

2.3. Capitalization, Etc. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Seller; or (c) Contract under which the Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

2.4. Financial Statements.

(a) Seller has delivered to the Purchaser the following financial statements and notes (collectively, the “Seller Financial Statements”):

(i) the audited balance sheets of Seller as of December 31, 2001 to December 31, 2004, of Seller and the Prior Subsidiary as of December 31, 2002, and the related audited, consolidated statements of operations, changes in Stockholders’ equity and cash flows of Seller for the year then ended, together with the notes thereto and the unqualified report and certification of ____________________________________ relating thereto; and

(ii) the unaudited balance sheets of Seller from January 1, 2005 through May 31, 2006 (the “Unaudited Interim Balance Sheet”), and the related unaudited statements of operations, changes in Stockholders’ equity and cash flows of Seller.

(b) All of the Seller Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Seller Financial Statements is accurate in all material respects. The financial statements and notes referred to in Section 2.4(a)(i) present fairly the consolidated financial position of Seller as of December 31, 2004, and the consolidated results of operations, changes in Stockholders’ equity and cash flows of Seller for the period then ended. The financial statements and notes referred to in 2.4(a)(iii) present fairly the financial position of Seller as of the respective dates thereof and the results of operations, changes in Stockholders’ equity and cash flows of Seller for the periods covered thereby. The Seller Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered.

2.5. Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since May 31, 2006:

(a) there have not been any material adverse changes and no material event has occurred that would materially adversely effect the Assets or Seller’s business or financial condition;

(b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of Seller’s Assets (whether or not covered by insurance);

(c) Seller has not purchased or otherwise acquired any other asset from any other person, except for supplies acquired by the Seller in the Ordinary Course of Business;

(d) Seller has not leased or licensed any asset from any other Person;

(e) Seller has not made any capital expenditure;

(f) Seller has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by Seller from its inventory in the Ordinary Course of Business;

(g) Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) Seller has not pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance;

(i) Seller has not made any loan or advance to any other Person;

(j) Seller has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(k) no Contract by which Seller or any of the Assets owned or used by Seller is or was bound, or under which Seller has or had any rights or interest has been amended or terminated;

(l) Seller has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by Seller in the Ordinary Course of Business;

(m) Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that: (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by Seller since May 31, 2006, in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(n) Seller has not changed any of its methods of accounting or accounting practices in any respect;

(o) Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(p) Seller has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses “(c)” through “(p)” above.

2.6. Title to Assets.

(a) Seller owns, and has good, valid and marketable title to, all Assets purported to be owned by it, including:

(i) all Assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by Seller since May 31, 2006, in the Ordinary Course of Business);

(ii) all Assets acquired by Seller since May 31, 2006 (except for inventory sold by Seller since June 30, 2006, in the Ordinary Course of Business);

(iii) all Assets referred to in Parts 2.8, 2.9, 2.10 and 2.12 of the Disclosure Schedule-and all of Seller’s rights under Seller Contracts; and

(iv) all other Assets reflected in Seller’s books and records as being owned by Seller.

Except as set forth in Part 2.6 of the Disclosure Schedule, all of said Assets are owned by Seller free and clear of any Encumbrances.

(b) Part 2.6 of the Disclosure Schedule identifies all Assets that are being leased or licensed to Seller. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interest, and other tangible and intangible Assets necessary to enable the Seller to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

2.7. Bank Accounts. Part 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Seller at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account;

(c) a description of such account and the purpose for which such account is used;

(d) the current balance in such account;

(e) the rate of interest being earned on the funds in such account; and

(f) the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of Seller.

2.8. Receivables; Major Customers.

(a) Part 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Seller as of May 31, 2006.

(b) Except as set forth in Part 2.8 of the Disclosure Schedule, all existing accounts receivable of Seller (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 2006, and have not yet been collected):

(i) represent valid obligations of customers of Seller arising from bona fide transactions entered into in the Ordinary Course of Business; and

(ii) are current and are collectable under the rules of GAAP in full (without any counterclaim or setoff) on or before the Closing Date.

(c) Part 2.8 of the Disclosure Schedule accurately identifies, and provides in all material respects an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for: (i) more than $10,000 of the consolidated gross revenues of Seller, (ii) more than $10,000 of Seller’s gross revenues in the Seller through December 31, 2006, or (iii) more than $25,000 of Seller’s gross revenues through December 31, 2006, Seller has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.8 of the Disclosure Schedule may cease dealing with Seller. Seller has represented that there are currently no unfilled orders.

2.9. Inventory. Part 2.9 of the Disclosure Schedule provides an accurate and complete breakdown in all material respects of all inventories (including raw materials, work in process and finished goods) of Seller as of June 30, 2006. All of Seller’s existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by Seller since May 31, 2006.

(a) is of such quality and quantity as to be usable and saleable by Seller in the Ordinary Course of Business;

(b) has been priced at the lower of cost or market value using the “last-in. first-out” method; and

(c) is free of any defect or deficiency.

The inventory levels maintained by Seller (i) are not excessive in light of Seller’s normal operating requirements, and (ii) are adequate for the conduct of Seller’s operations in the Ordinary Course of Business.

2.10. Equipment, Etc.

(a) Part 2.10 of the Disclosure Schedule accurately identifies all equipment, furniture, fixtures, improvements and other tangible Assets (other than inventory) owned by Seller, and accurately sets forth the date of acquisition, original cost and book value of each of said Assets. Part 2.10 also accurately identifies all tangible Assets leased to Seller.

(b) Each asset identified or required to be identified in Part 2.10 of the Disclosure Schedule:

(i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);

(ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and

(iii) is adequate for the uses to which it is being put.

The Assets identified in Part 2.10 of the Disclosure Schedule are adequate for the conduct of Seller’s business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

2.11. Real Property. Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.13 of the Disclosure Schedule. Part 2.11 of the Disclosure Schedule provides an accurate and complete description in all material respects of the premises covered by said leases and the facilities located on such premises. Seller enjoys peaceful and undisturbed possession of such premises.

2.12. Proprietary Assets.

(a) Disclosure Schedule 2.12 identifies and provides a brief description of all Proprietary Assets: (i) owned by the Seller, and (ii) owned by any other Person and that is licensed to or used by the Seller (except for any Proprietary Asset that is licensed to Seller under any third party software license that: (1) is generally available to the public, and (2) imposes no future monetary obligation on the Seller) and identifies the license agreement or other agreement under which such Proprietary Asset is being licensed to or used by the Seller. Except as set forth on Part 2.12 of the Disclosure Schedule, the Seller has good and valid title to all of the Proprietary Assets and the Assets are free of any Encumbrances, and, Seller’s Knowledge, has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all Proprietary Assets identified in Disclosure Schedule 2.12. Except as otherwise identified in Disclosure Schedule 2.12, the Seller is not obligated to make any payment to any Person for the use or other exploitation of any Proprietary Asset and Seller is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Seller Proprietary Assets on an exclusive basis (other than Proprietary Assets consisting of software licensed to the Seller under third party licenses generally available to the public, with respect to which the Seller’s rights are not exclusive).

(b) The Seller has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets (except Seller Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Seller Proprietary Assets. The Seller has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Seller) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Seller Proprietary Asset.

(c) All patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by the Seller are valid and subsisting. To Seller’s Knowledge, None of the Seller Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the best of Seller’s Knowledge, the Seller is not infringing, misappropriating or making any unlawful use of, and the Seller has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To Seller’s Knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset.

(d) The Proprietary Assets constitute all the Proprietary Assets necessary to enable the Seller to conduct its business in the manner in which such business is being conducted and in the manner in which such business is proposed to be conducted. The Seller has not licensed any of the Seller Proprietary Assets to any Person on an exclusive basis. The Seller has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Seller Proprietary Assets or to transact business in any market or geographical area or with any Person. The Seller has, and the Purchaser will acquire at the Closing, the right to use all of Sellers trademarks and copyrights listed in Disclosure Schedule 2.12 and variations thereof.

(e) Except as set forth in Disclosure Schedule 2.12, the Seller has not entered into and is not bound by any Contract under which any Person has the right to distribute or license any Proprietary Asset. The Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Proprietary Asset. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Proprietary Asset.

(f) Except as set forth in Part 2.12 of the Disclosure Schedule, to Seller’s Knowledge, there is no Proprietary Asset that is owned by or licensed to Seller or that is otherwise used or useful in connection with Seller’s business.

(g) Seller represents and warrants that it has full right, title and interest in and to all Proprietary Assets listed in Part 2.12 of the Disclosure Schedule, including any and all referenced documents thereto. Seller has taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 2.12 of the Disclosure Schedule.

(h) To Seller’s Knowledge, Seller is not infringing, and none of the Seller has at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary Asset owned or used by any other Person. To Seller’s Knowledge, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Seller.

(i) The Proprietary Assets identified in Part 2.12 of the Disclosure Schedule constitute all of the Proprietary Assets necessary to enable Seller to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

2.13. Contracts.

(a) Seller has provided to Purchaser through its due diligence all material contracts, except for the Seller Contracts identified in Part 2.13 of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

(b) Except as set forth in Part 2.13 of the Disclosure Schedule, and except where no material adverse effect on the Assets or Seller’s business or financial condition would be likely to occur individually or in the aggregate (an “MAE”): (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time): (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) Seller has not waived any of its rights under any Seller Contract.

(c) To the Seller’s Knowledge, each Person against which Seller has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to Seller.

(d) Except as set forth in Part 2.13 of the Disclosure Schedule and to Seller’s Knowledge, Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and Seller has ever pledged any of its Assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(e) Except as set forth in Part 2.15 of the Disclosure Schedule, the performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirements.

(f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Seller Contract or any other term or provision of any Seller Contract.

(g) The Seller has no knowledge of any basis upon which any party to any Seller Contracts may object to: (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

(h) The Contracts identified in Part 2.13 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable Seller to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

(i) Part 2.13 of the Disclosure Schedule identifies and provides an accurate and complete description, in all material respects of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by Seller.

2.14. Liabilities; Major Suppliers.

(a) Except as set forth in Part 2.14 of the Disclosure Schedule, Seller has no material Liabilities, except for: (i) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by Seller in the Ordinary Course of Business since May 31, 2006; and (iii) Seller’s obligations under the Contracts listed in Part 2.13 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

(b) Part 2.14 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging in all material respects of Seller’s accounts payable as of June 30, 2006; (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by Seller in all material respects as of the date of this Agreement; and (iii) Provides an accurate and complete breakdown in all material respects of all notes payable and other indebtedness of the Seller as of the date of this Agreement.

(c) Except as set forth in Part 2.14 of the Disclosure Schedule, Seller has not paid, and Seller is not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 11.1(a).

(d) Part 2.14 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown in all material respects of all of the accounts payable as of June 13, 2006.

2.15. Compliance With Legal Requirements.

(a) Except as set forth in Part 2.15 of the Disclosure Schedule: (i) Seller is in all material respects, in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its Assets; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; and (iii) Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding: (1) any material actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (2) any material actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

(b) Seller has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which Seller has access that addresses or otherwise relates to the compliance of Seller with, or the applicability to Seller of, any Legal Requirement.

(c) To the Seller’s Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Assets or Seller’s business or financial condition or on the ability of Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.16. Governmental Authorizations.

(a) Part 2.16 of the Disclosure Schedule identifies: (i) each Governmental Authorization that is held by Seller; and (ii) each other Governmental Authorization that, to Seller’s Knowledge, is held by any employee of the Seller or any independent contractor and relates to or is useful in connection with Seller’s business.

(b) Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule is valid and in full force and effect.

(c) Except as set forth in Part 2.16 of the Disclosure Schedule: (i) To Seller’s Knowledge, its employees and independent contractors are, and the Seller and their respective employees have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule; (iii) Seller has never received, and, of CFO , no employee of Seller has ever received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding: (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body, except, with respect to (i), (ii) or (iii) above, where an MAE would not be likely to occur.

(d) The Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary: (i) to enable Seller to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted, and (ii) to permit Seller to own and use its Assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

2.17. Tax Matters.

(a) Each Tax required to have been paid by Seller (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by Seller has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) Part 2.17 of the Disclosure Schedule accurately identifies each examination or audit of any Tax Returns of the Seller that has been conducted since December 31, 2002. The Seller has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Seller has access) relating to such Tax Returns.

(c) Except as set forth in Part 2.17 of the Disclosure Schedule, to Seller’s Knowledge, no claim or other Proceeding is pending or has been threatened against or with respect to the Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Seller. The Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

(d) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Seller that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(e) The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of all material Tax Returns that have been filed on behalf of or with respect to the Seller for taxable years 2001, 2002 and 2003. The information contained in such Tax Returns is accurate and complete in all material respects.

2.18. Employee and Labor Matters.

(a) Part 2.18 of the Disclosure Schedule accurately sets forth, with respect to each employee of Seller (including any employee of Seller who is on a leave of absence or on layoff status): (i) the name of such employee and the date as of which such employee was originally hired by Seller or one of the Prior Subsidiary; (ii) such employee’s title, and a description of such employee’s duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from Seller with respect to services performed in; (iv) such employee’s annualized compensation as of the date of this Agreement; (v) each Current Benefit Plan in which such employee participates or is eligible to participate; and (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with Seller’s business.

(b) Except as set forth in Part 2.18 of the Disclosure Schedule, Seller is not a party to or bound by, and none of the Seller’s employees have ever been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(c) The employment of the employees of the Seller is terminable by Seller at will and no employee is entitled to any severance pay or other benefits following resignation or termination, except as provided by law. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Seller.

(d) To the Seller’s Knowledge: (i) no employee of Seller intend to terminate his employment; (ii) no employee of Seller has received an offer to join a business that may be competitive with Seller’s business; and (iii) no employee of Seller is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have any material adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Seller, or (B) Seller’s business or operations.

(e) Seller is not engaged, and none of the Seller has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of their employees. There is not now pending, and to Seller’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(f) Part 2.18 of the Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to whom the Seller has made any payments since December 31, 2004.

2.19. Benefit Plans; ERISA.

(a) Part 2.19 of the Disclosure Schedule identifies and provides an accurate and complete description of each Current Benefit Plan and each Past Benefit Plan. None of the Seller has ever established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for the Company Plans identified in Part 2.19 of the Disclosure Schedule; and none of the Seller has ever provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 2.19 of the Disclosure Schedule.

(b) No Company Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with Seller or any of the Prior Subsidiary as a single employer within the meaning of Section 414 of the Code.

(c) Seller has delivered to the Purchaser, with respect to each Company Plan: (i) an accurate and complete copy of such Company Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future); (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or record keeping agreement) relating to such Company Plan; (iii) an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of Seller with respect to such Company Plan; (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Body with respect to such Company Plan; and (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by Seller from, any Governmental Body with respect to such Company Plan.

(d) Except as set for in Section 2.19 of the Disclosure Schedule and except where an MAE would not be likely to occur, each Current Benefit Plan is being operated and administered in full compliance with the provisions thereof, and each Company Plan has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan has been duly accrued and made on a timely basis. Each Current Benefit Plan complies and is being operated and administered in full compliance with, and each Company Plan has at all times complied and been operated and administered in full compliance with, all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements in all material respects. None of the Seller has ever incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any Company Plan; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. The Seller, and no Person that is or was an administrator or fiduciary of any Company Plan (or any such administrator or fiduciary), has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject Seller to any Liability for breach of any fiduciary duty or any other duty. No Company Plan, and no Person that is or was an administrator or fiduciary of any Company Plan (or any such administrator or fiduciary): (i) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or (iii) has taken any action that (A) may subject such Company Plan or such Person to any Tax, penalty or Liability relating to any “prohibited transaction,” or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such Company Plan.

(e) No inaccurate or misleading representation, statement or other communication has been made or directed (in writing or otherwise) to any current or former employee of Seller (i) with respect to such employee’s participation, eligibility for benefits, vesting, benefit accrual or coverage under any Company Plan or with respect to any other matter relating to any Company Plan, or (ii) with respect to any proposal or intention on the part of Seller to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature.

(f) Except as set forth in Part 2.19 of the Disclosure Schedule, Seller has not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

2.20. Environmental Matters.

(a) Seller is not liable or to Seller’s Knowledge potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

(b) The Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or to Seller’s Knowledge threatened to commence any contribution action or other Proceeding against Seller in connection with any such actual, alleged, possible or potential Liability; and to Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in Seller becoming subject to, any such Liability.

(c) Except as set forth in Part 2.20 of the Disclosure Schedule, none of the Seller has ever generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 2.20 of the Disclosure Schedule, none of the Seller has ever permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Seller; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Seller.

(d) To Seller’s Knowledge, all property that is owned by, leased to, controlled by or used by Seller, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is in clean and healthful condition; is free of any Hazardous Material and any harmful chemical or physical conditions; and (ii) is free of any environmental contamination of any nature.

(e) Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by Seller, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Seller: (i) is in sound condition; and (i) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

2.21. Sale of Products; Performance of Services. To Seller’s Knowledge:

(a) Each product that has been sold by Seller to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale.

(b) All repair services and other services that have been performed by the Seller were, in all material respects, performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(c) Seller will not incur or otherwise become subject to any material Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, Seller on or at any time prior to the Closing Date.

(d) Except as set forth in Schedule 2.21 of the Disclosure Schedule, no product manufactured or sold by Seller has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

(e) Except as set forth in Part 2.21 of the Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any claim against Seller (i) under or based upon any warranty provided by or on behalf of Seller, or (ii) under or based upon any other warranty relating to any product sold by Seller or any services performed by Seller. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

2.22. Insurance.

(a) Part 2.22 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Seller: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (ii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. Part 2.22 of the Disclosure Schedule also identifies: (1) each pending application for insurance that has been submitted by or on behalf of Seller, (2) each self-insurance or risk-sharing arrangement affecting Seller or, any of its Assets, and (3) all material risks (of the type customarily insured by comparable entities) for which the Seller does not maintain insurance coverage. Seller has delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in Part 2.22 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.22 of the Disclosure Schedule.

(b) Each of the policies identified in Part 2.22 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to Seller’s Knowledge, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure Seller’s business, Assets, operations, key employees, services and potential liabilities; and said insurance coverage is at least as comprehensive as the insurance coverage customarily maintained by Comparable Entities.

(c) Except as set forth in Part 2.22 of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Part 2.22 of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

(d) None of the Seller has received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.22 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.22 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 2.22 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

2.23. Related Party Transactions. Except as set forth in Part 2.23 of the Disclosure Schedule and to Seller’s Knowledge:

(a) no Related Party has, and no Related Party has at any time since June 30, 2006, had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of any of Seller;

(b) no Related Party is, or has at any time since June 30, 2006 been, nor will any Related Party be indebted to Seller;

(c) since June 30, 2006, no Related Party has entered into, or will be entering into up until the time of the Closing, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Seller;

(d) no Related Party is competing or will be competing up until the time of the Closing, or has at any time since June 30, 2006 competed, directly or indirectly, with Seller in any market served by Seller;

(e) no Related Party has any claim or right against Seller; and

(f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Seller.

2.24. Certain Payments, Etc. Seller, and to Seller’s Knowledge, no officer, employee, or other Person associated with or acting for or on behalf of Seller, has at any time, directly or indirectly:

(a) used any corporate funds: (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Seller;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

2.25. Proceedings; Orders.

(a) Except as set forth in Part 2.25 of the Disclosure Schedule and to Seller’s Knowledge, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that involves Seller or that otherwise relates to or might affect Seller’s business or any of the Assets owned or used by Seller (whether or not Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

(b) Except as set forth in Part 2.25 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(c) Except as set forth in Part 2.25 of the Disclosure Schedule, no Proceeding has ever been commenced by or against Seller; and no Proceeding otherwise involving or relating to Seller has been pending or to Seller’s Knowledge threatened at any time.

(d) Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which Seller has access that relate to the Proceedings identified in Part 2.25 of the Disclosure Schedule.

(e) There is no Order to which Seller or any of the Assets owned or used by Seller, is subject to any Order that relates to Seller’s business or to any of the Assets owned or used by Seller.

(f) To Seller’s Knowledge, Ramesh Trivedi, Leland Witherspoon and David Adams are not subject to any Order that prohibits them from engaging in or continuing any conduct, activity or practice relating to Seller’s business.

(g) There is no proposed Order that, if issued or otherwise put into effect: (i) would have any material adverse effect on the Assets or Seller’s business or financial condition,, or on the ability of Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) would, to Seller’s Knowledge, have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.26. Authority; Binding Nature of Agreements.

(a) Subject to Stockholder approval, Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller and its Stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy or insolvency laws.

2.27. Non-Contravention; Consents. Except as set forth in Part 2.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly materially (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of Seller’s certificate of incorporation or bylaws, or (ii) any resolution adopted Seller’s board of directors or any committee of Seller’s board of directors;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the Assets owned or used by Seller, is subject;

(c) cause Seller, the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

(d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or any of its employees or that otherwise relates to Seller’s business or to any of the Assets owned or used by Seller;

(e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Seller Contract;

(f) give any Person the right to (i) declare a default or exercise any remedy under any Seller Contract, (ii) accelerate the maturity or performance of any Seller Contract, or (iii) cancel, terminate or modify any Seller Contract; or

(g) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Seller.

Except as set forth in Part 2.27 of the Disclosure Schedule, Seller has made all filings with or given the necessary notices to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.28. Brokers. Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.29. Full Disclosure.

(a) None of the Transactional Agreements contains or will contain any material untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b) Except as set forth in Part 2.30 of the Disclosure Schedule, there is no fact within the Knowledge of Seller (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all Comparable Entities) that: (i) may have any material adverse effect on the Assets or Seller’s business or financial condition, or on the ability of Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

(c) All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller and the Assets and the Seller’s business and financial condition that has been furnished to the Purchaser or any of its Representatives by or on behalf of Seller or any of Seller’s Representatives, is accurate and complete in all respects.

(d) Seller has provided the Purchaser and the Purchaser’s Representatives with full and complete access to all of Seller’s records and other documents and data and to all records and other documents and data of the Prior Subsidiary.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to Seller as follows:

3.1. Authority; Binding Nature of Agreement.

Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and its board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy or insolvency laws;

3.2. Brokers. The Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

SECTION 4. PRE-CLOSING COVENANTS

4.1. Access and Investigation. Seller shall ensure will use commercially reasonable efforts to ensure that, at all times during the pre-closing period:

(a) Seller and its Representatives provide the Purchaser and its Representatives with free and complete access during normal business hours to personnel and Assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller;

(b) Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller as the Purchaser may request in good faith; and

(c) Seller and its Representatives compile and provide the Purchaser and its Representations with such additional financial, operating and other data and information regarding the Seller as the Purchaser may request in good faith.

4.2. Operation of Business. Seller shall ensure that, during the Pre-Closing Period:

(a) Seller conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) Seller preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Seller;

(c) Seller to use all reasonable efforts and within a reasonable time to execute all necessary documents to put into place all reasonable and necessary insurance policies as required under Section 2.22(b) prior to Closing;

(d) Seller’s officers confer with the Purchaser regularly to the Purchaser concerning the status of the Assets or Seller’s business or financial condition;

(e) Seller immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(f) Seller and its officers use commercially reasonable efforts to cause the Company to operate profitably and to maximize its net income;

(g) Seller does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(h) Seller does not enter into or permit any of the Assets owned or used by Seller to become bound by any Contract, except for any Excluded Contract;

(i) Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

(j) Seller does not enter into any transaction or take any other action of the type referred to in Section 2.5;

(k) Seller does not enter into any transaction or take any other action outside the Ordinary Course of Business;

(l) Seller does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by Seller in this Agreement or in the Closing Certificate; and

(m) Seller does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses “(i)” through “(v)” of this Section 4.2.

4.3. Filings and Consents. Seller shall ensure that:

(a) as soon as possible after the date of this Agreement, Seller files with the appropriate Governmental Bodies the notification form required to be filed by Seller with respect to the Transactions, together with a request for early termination of the applicable waiting period;

(b) after consultation with the Purchaser, Seller promptly makes any additional filing required to be made by Seller under th and promptly furnishes to the appropriate Governmental Bodies such additional information as may be requested under the

(c) each other filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Seller in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 2.28 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

(d) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Seller in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 2.28 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(e) Seller promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by Seller during the Pre-Closing Period; and

(f) during the Pre-Closing Period, Seller and its Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

4.4. Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, Seller shall promptly notify the Purchaser in writing of: (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Seller in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any Breach of any covenant or obligation of Seller: and (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.5. No Negotiation. Seller shall ensure that, during the Pre-Closing Period, neither Seller nor any of Seller’s Representatives directly or indirectly:

(a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction;

(b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any Acquisition Proposal; or

(c) except as otherwise required by applicable law, rule or regulation or through the exercise of appropriate fiduciary duty, considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

4.6. Best Efforts; Stockholder Approval. Both parties shall use their best efforts to mutually cooperate with each other and ensure that all closing conditions are satisfied on a timely basis. The Board of Directors of Seller shall recommend to the Stockholders that the Stockholders approve the Transaction and take any other action reasonably necessary to effectuate such approval.

4.7. Employment Offers. Purchaser and Seller shall mutually negotiate in good faith the terms and conditions of employment with Purchaser for each of Ramesh Trivedi, Leland Witherspoon, and Dave Adams.

4.8. Confidentiality. Purchaser and Seller shall ensure that, during the Pre-Closing Period:

(a) Purchaser, Seller and their respective Representatives keep strictly confidential the existence and terms of this Agreement;

(b) neither party nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Seller’s suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except in each Parties reasonable discretion and to the extent that either party is required by law, rule or regulation to make any such disclosure regarding the Transactions: and

(c) if either party is required by law to make any disclosure regarding the Transactions, the disclosing party shall advise the non-disclosing party, the nature and content of the intended disclosure within a reasonable time either before or after such disclosure.

SECTION 5. RESERVED

SECTION 6. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

The Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 11.10):

6.1. Accuracy of Representations.

(a) Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time, without giving effect to any update to the Disclosure Schedule.

(b) All of the other representations and warranties made by Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time, without giving effect to any update to the Disclosure Schedule.

6.2. Performance of Obligations.

(a) Seller shall have executed and delivered each of the agreements required to be executed and delivered by Seller pursuant to Section 1.4(b).

(b) All of the other covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

6.3. Consents.

Each of the Consents identified in Part 2.28 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.4. Additional Documents. Purchaser shall have received the following documents:

(a) an opinion letter from law firm of Snow Becker Krauss P.C. dated the Closing Date, in the form of Exhibit E;.

(b) a letter from _________________________________, dated as of a date not more than three days prior to the Closing Date, in the form of Exhibit F;

(c) such other documents as the Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seller, (ii) evidencing the compliance by Seller , or the performance by Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

6.5. No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.6. No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

SECTION 7. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The Seller’s obligation to Sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

7.1. Accuracy of Representations. Each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

7.2. Purchaser’s Performance.

All of the covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

7.3. Additional Documents. Seller shall have received the following documents:

(a) an opinion letter from law firm of Soden & Steinberger, LLP dated the Closing Date, in the form of Exhibit F;.

(b) such other documents as the Seller may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Purchaser, (ii) evidencing the compliance by Purchaser with, or the performance by Purchaser of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

7.4 Stockholder Approval. Stockholders of Seller representing not less than a majority of the issued and outstanding shares of capital stock of Seller shall have approved this Agreement and the transactions contemplated hereby at a meeting of stockholders of Seller for which due notice has been provided.

SECTION 8. TERMINATION

8.1. Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the Purchaser if (i) there is a material Breach of any representation, warranty, covenant or obligation of Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible, or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

(b) by the Seller if (i) there is a material Breach of any representation, warranty, covenant or obligation of the Purchaser, or (ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Seller to comply with or perform its covenants and obligations under this Agreement);

(c) by the Purchaser, at Purchaser’s sole discretion if the Closing has not taken place on or before June 30, 2007, (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

(d) by the mutual consent of the Purchaser and the Seller.

8.2. Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

8.3. License Agreement. In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(c) or by Seller for any reason other than pursuant to Section 8.1(b) or (d) hereof, and provided that Purchaser is not in default of any provision of this Agreement, Seller agrees to execute in favor of Purchaser an exclusive license to use, manufacture, market and sell the ROBODOC Surgical Assist System and ORTHODOC Pre-Surgical Planning Station, including any and all Licensed Software as defined in the License Agreement annexed as Exhibit A to that certain Loan Agreement and Secured Promissory Note of even date herewith by and between the parties.

8.4. Termination Fee.

(a) In the event that the Closing does not occur as a result of the material breach of this Agreement by Seller (that cannot be cured upon reasonable notice and an opportunity to cure), then Seller shall, within thirty (30) days after termination of this Agreement, pay to Purchaser, as liquidated damages and not as a penalty, an amount equal to $240,000.

(b) Seller acknowledges that the termination fee pursuant to this Section 8.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without such fee, Purchaser would not enter into this Agreement. Seller further acknowledges that damages resulting from the failure to consummate the Closing as a result of a breach by Seller hereto would be difficult to determine and the termination fee payable pursuant to clause (i) above is the parties’ best estimate of such damages.

8.5. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

(a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; and

(b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and

(c) all parties shall, in all events, remain bound by and continue to be subject to Section 4.8.

8.6. Nonexclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

SECTION 9. INDEMNIFICATION, ETC.

9.1. Survival of Representations and Covenants.

(a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive: (i) the Closing and the sale of the Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Assets by the Purchaser; and (iii) the death or dissolution of any party to this Agreement, in each case for a period of six (6) months from the date of the Closing, provided that, the representations and warranties contained in Section 2.17 shall survive the Closing for a period of six (6) years.

(b) In the event that a Claim Notice (as defined below) relating to any representation, warranty, covenant or obligation is given to any party on or prior to the applicable survival period set forth in subsection (a) above, then, notwithstanding anything to the contrary contained in this Section 9.1, such representation or warranty shall not so expire with respect to the specific claim so asserted.

(c) For purposes of this Agreement, a “Claim Notice” relating to a particular representation, warranty, covenant or obligation shall be deemed to have been given if any party, acting in good faith, delivers to the other party a written notice stating that such party believes that there is or has been a possible Breach of such representation, warranty, covenant or obligation and containing (i) a brief description of the circumstances supporting such party’s belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

9.2. Indemnification By The Seller.

(a) The Shareholders and the Seller, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any of the representations or warranties made by the Seller in this Agreement (without giving effect to any update to the Disclosure Schedule) or in the Closing Certificate or any of the other Transactional Agreements;

(ii) any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

(iii) any Liability of the Seller arising prior to the Closing, other than the Assumed Liabilities; or

(iv) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” or “(iii),” above (including any Proceeding commenced by any party for the purpose of enforcing any of its rights under this Section 9.2).

(b) The Seller shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000. (If the total amount of such Damages exceeds the $25,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $25,000.)

9.3. Indemnification By Purchaser.

(a) The Purchaser shall hold harmless and indemnify the Seller from and against, and shall compensate and reimburse the Seller for, any Damages that are directly or indirectly suffered or incurred by the Seller or to which the Seller may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis;

(ii) any Breach of any representation or warranty made by the Purchaser in this Agreement or any of the Transactional Agreements;

(iii) any Breach of any covenant or obligation of the Purchaser contained in this Agreement or any of the Transactional Agreements; or

(iv) any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clause “(i)”, “(ii)” or “(iii)” above (including any Proceeding commenced by the Seller for the purpose of enforcing its rights under this Section 9.3).

(b) Subject to Section 9.3(c), the Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Seller, or to which the Seller have otherwise become subject, exceeds $25,000 in the aggregate. (If the total amount of such Damages exceeds $25,000 in the aggregate, the Seller shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $25,000.)

(c) The limitation on the indemnification obligations of the Purchaser that is set forth in Section 9.3(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which the Purchaser had knowledge on or prior to the Closing Date.

9.4. Nonexclusivity Of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

(a) Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser, against any other Indemnitee or against any other Person) with respect to which any of the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, the Purchaser shall have the right, at its election, to assume the defense of such claim or Proceeding at the sole expense of the Seller.

If the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

(i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser) shall be borne and paid exclusively by the Purchaser;

(ii) the Seller shall make available to the Purchaser any documents and materials in the possession or control of any of the Seller that may be necessary to the defense of such claim or Proceeding;

(iii) the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

(iv) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; provided, however, that the Seller shall not unreasonably withhold such consent.

9.5. Exercise of Remedies by Indemnitees Other Than Purchaser. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. CERTAIN POST-CLOSING COVENANTS.

10.1. Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets.

10.2. Publicity. Without limiting the generality of anything contained in Section 4.7, Purchaser and Seller shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of Purchaser and Seller without the prior written consent of the other party; (b) the terms of this Agreement and the other Transactional Agreements are kept strictly confidential; and (c) no disclosure shall be made to any other Person of any non-public document or other information that relates directly or indirectly to the business of the Seller, the Purchaser or any affiliate of the either party.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1. Fees and Expenses.

(a) Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to the law firm of Snow Becker Krauss P.C.) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of Seller in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to Seller’s business (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Seller thereunder), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Soden & Steinberger, LLP) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to Seller’s business; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

11.2. Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.3. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

If to Seller:

Integrated Surgical Systems, Inc.
6220 Belleau Wood Lane, Suite 4
Sacramento, CA 95822
Phone: (916) 391-0420
Fax: (916) 391-0420

Copy to:
Snow Becker Krauss P.C.
605 Third Avenue
New York, New York 10158
Attention: Jack Becker, Esq.
Fax: (212) 949-7052

if to the Purchaser:
Novatrix Biomedical, Inc.
16259 Laguna Canyon Rd.
Irvine, CA 92618
Attention: Dr. Soonkap Hahn
Fax: (949) 502-6786

With Copy to:
Soden & Steinberger, LLP
550 West C Street, Suite 1710
San Diego, CA, 92101
Attention: Stephen R. Soden. Esq.
Fax: (619) 238-4581

11.4. Time of the Essence. Time is of the essence of this Agreement.

11.5. Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Orange, California. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Orange, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the County of Orange, California shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Orange, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Seller agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against Seller, or any Stockholder of Seller, in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d) The Parties irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

11.8. Successors and Assigns, Parties in Interest.

(a) This Agreement shall be binding upon: Seller and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seller; the Purchaser; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing.

(b) The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the prior written consent or approval of any other party hereto or of any other Person. Seller shall not be permitted to assign any of their rights or delegate any of their obligations under this Agreement without the Purchaser’s prior written consent.

(c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing: (i) no employee of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

11.9. Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Seller agrees that:

(a) in the event of any Breach or threatened Breach by such Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

(b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.10. Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.11. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

11.12. Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.13. Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

11.14. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of August 4, 2006.

“PURCHASER”:	NOVATRIX BIOMEDICAL, INC., a California corporation

	By:	/s/ Soonkap Hahn
Soonkap Hahn, President

By:	/s/ Patrick Roycroft
Patrick Roycroft, Secretary

“SELLER”:	Integrated Surgical Systems, Inc. a Delaware corporation 6220 Belleau Wood Lane, Suite4 Sacramento, CA 95822

	By:	/s/ Ramesh Trivedi
Ramesh Trivedi, Director and Acting CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:

(a) the sale or other disposition of all or any portion of Seller’s business or Assets (other than in the Ordinary Course of Business); or

(b) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Seller.

Agreement. “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any material inaccuracy in or material breach of, or any material failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any material claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Closing. “Closing” shall have the meaning specified in Section 1.3(a) of the Agreement.

Closing Certificate. “Closing Certificate” shall have the meaning specified in Section 1.3(b)(v) of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.4(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986.

Seller. “Seller” shall mean Seller and the Prior Subsidiary.

Company Plan. “Company Plan” shall mean any Current Benefit Plan or Past Benefit Plan.

Comparable Entities. “Comparable Entities” shall mean Entities (other than Seller) that are engaged in businesses similar to Seller’s business.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, beneft plan, commitment, covenant, assurance or undertaking of any nature.

Current Benefit Plan. “Current Benefit Plan” shall mean any Employee Benefit Plan that is currently in effect and:

(a) that was established or adopted by Seller or any ERISA Affiliate or is maintained or sponsored by Seller;

(b) in which Seller participates;

(c) with respect to which Seller or any ERISA Affiliate is or may be required or permitted to make any contribution; or

(d) with respect to which Seller or any ERISA Affiliate is or may become subject to any Liability.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedules (dated as of the date of the Agreement) together with the Due Diligence book delivered to the Purchaser on behalf of Seller, a copy of which is attached to the Agreement and incorporated into the Agreement by reference.

Employee Benefit Plan. “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with Seller under Section 414 of the Code.

Excluded Contract. “Excluded Contract” shall mean any Seller Contract that:

(a) Seller has entered into in the Ordinary Course of Business;

(b) is identical in all material respects to one of the Standard Form Agreements;

(c) has a term of less than 90 days or may be terminated by Seller (without penalty) within 90 days after the delivery of a termination notice by Seller; and

(d) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

GAAP. “GAAP” shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Seller Financial Statements were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall include:

(a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

(b) any waste, gas or other substance or material that is explosive or radioactive;

(c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called “superfund” or “superlien” law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

(d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

(e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

Indemnitees. “Indemnitees” shall mean the following Persons:

(a) the Purchaser;

(b) the Purchaser’s current and future affiliates;

(c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and

(d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that (i) Seller shall not be entitled to exercise any rights as an Indemnitee prior to the Closing, and (ii) the Stockholders shall not be deemed to be “ Indemnitees.”

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the normal course of conduct upon reasonable inquiry.

Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any executive officer of Seller has Knowledge of such fact or other matter.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order. “Order” shall mean any:

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is consistent with Seller’s past practices and is taken in the ordinary course of Seller’s normal day-to-day operations;

(b) such action is not required to be authorized by Seller’s Stockholders, Seller’s board of directors or any committee of Seller’s board of directors and does not require any other separate or special authorization of any nature.

Past Benefit Plan. “Past Benefit Plan” shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

(a) of which Seller or any ERISA Affiliate has ever been a “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by Seller or by any ERISA Affiliate;

(b) in which Seller or any ERISA Affiliate has ever participated;

(c) with respect to which Seller or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

(d) with respect to which Seller or any ERISA Affiliate has ever been subject to any Liability.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

Prior Subsidiary. “Prior Subsidiary” shall mean Innovative Medical Machine International, Lyon France. This entity was dissolved in 2003.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. “Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

Purchase Price. “Purchase Price” shall have the meaning specified in Section 1.2 of the Agreement.

Purchaser. “Purchaser” shall mean Purchaser Corporation, a Delaware corporation.

Related Party. Each individual who is, or who has at any time been, an officer of Seller shall be deemed to be a “Related Party”:

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors and representatives.

Scheduled Closing Time. “Scheduled Closing Time” shall have the meaning specified in Section 1.3(a) of the Agreement.

Seller. “Seller” shall mean Integrated Surgical Systems, Inc., a Delaware corporation.

Seller Material Contract. “Seller Material Contract” shall mean any Contract:

(a) to which Seller is a party;

(b) by which Seller or any of its material Assets is or may become bound or under which Seller has, or may become subject to, any obligation; or

(c) under which Seller has or may acquire any material right or interest.

Seller Financial Statements. “Seller Financial Statements” shall have the meaning specified in Section 2.4(a) of the Agreement.

Seller Returns. “Seller Returns” shall have the meaning specified in Section 2.17(a) of the Agreement.

Stockholders. “Stockholders” shall mean all of the stockholders of Integrated Surgical Systems, Inc., a Delaware corporation.

Specified Representations. “Specified Representations” shall mean the representations and warranties set forth in Sections 2.1, 2.3, 2.4 and 2.27 of the Agreement.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. “Transactional Agreements” shall mean:

(a)	the Agreement;

(b)	the Noncompetition Agreement referred to in Section 1.3(b)(iii) of the Agreement;

(c)	the Employment Agreement referred to in Section 1.3(b)(iv) of the Agreement; and

(d)	the Closing Certificate.

Transactions. “Transactions” shall mean

(a) the execution and delivery of the respective Transactional Agreements, and

(b) all of the transactions contemplated by the respective Transactional Agreements, including the performance by Seller and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by Seller and the Purchaser of their respective rights under the Transactional Agreements.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall have the meaning specified in Section 2.4(a)(ii) of the Agreement.